UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 10, 2005

iStar Financial Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 27th Floor New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 10, 2005, iStar Financial Inc. announced that iStar had amended its offer to exchange iStar Financial Inc. 5.70% Series B Senior Notes due 2014 for any and all of TriNet’s 7.70% Senior Notes due 2017 by modifying the fixed spread related to the exchange price of the TriNet Notes from 160 basis points to 142.5 basis points, as described below.  Any holder who has previously tendered its TriNet Notes in the exchange offer will automatically receive the benefit of the improved pricing terms and does not need to re-tender its TriNet Notes.  In addition, the consent date of the offer has been extended to 5:00 p.m., New York City Time, on Friday, February 11, 2005.

Other than the extension of the Consent Date and the modification of the exchange price of the TriNet notes described above, all other terms and conditions of the Exchange Offer and Consent Solicitation set forth in the Prospectus dated January 25, 2005 remain unchanged.  In particular, the expiration date of the Exchange Offer continues to be 12:00 midnight, New York City time, on Thursday, February 24, 2005.

For each $1,000 principal amount of TriNet Notes tendered, holders will receive iStar Notes in an amount equal to $1,000 multiplied by the exchange ratio, as described in the Prospectus, and rounded down to the nearest $1,000 principal amount.  Amounts which, as a result of rounding, are less than $1,000 will be paid to holders in cash.  The exchange ratio will be calculated by determining the exchange price for the TriNet Notes on February 22, 2005 and dividing it by the new issue price for the iStar Notes as of that same date.  In calculating these values, iStar will be determining the discounted value of the remaining payments of principal and interest on the TriNet Notes and iStar Notes using discount rates determined by reference to a benchmark U.S. Treasury Security, and adding pre-determined fixed spreads for the TriNet Notes and the iStar Notes, all as set forth in the Prospectus.  The values for each set of notes will also include accrued and unpaid interest up to, but not including, the settlement date.  If you tender your TriNet Notes on or before the consent date of February 11, 2005 and do not validly withdraw your TriNet Notes prior to the consent date, the exchange price will also include a consent amount of $20.00 per $1,000 principal amount.  If you tender your TriNet Notes after the consent date and do not withdraw them prior to the expiration date of the exchange offer, the exchange price will be reduced by $20.00 per $1,000 principal amount which represents the consent amount.

Under the amended terms of the exchange offer, the exchange price of the TriNet Notes will equal:  (1) the discounted value of the remaining payments of principal and interest on $1,000 principal amount of TriNet Notes through their maturity date at a discount rate equal to:  (a) the bid-side yield to maturity on the 4.25% U.S. Treasury Note maturing November 15, 2014, as calculated by Bear, Stearns & Co. Inc., at 2:00 p.m. New York City time on February 22, 2005 (unless the expiration date of the exchange is extended); plus (b) a fixed spread of 142.5 basis points (previously 160 basis points).

The new issue price of the iStar Notes will equal:  (1) the discounted value of the remaining payments of principal and interest on $1,000 principal amount of iStar Notes through their maturity date at a discount rate equal to:  (a) the bid-side yield to maturity on the 4.25% U.S. Treasury Note maturing November 15, 2014, as calculated by Bear, Stearns & Co. Inc., at 2:00 p.m. New York City time on February 22, 2005 (unless the expiration date of the exchange is extended); plus (b) a fixed spread of 125 basis points.

Based upon the yield of the 4.25% U.S. Treasury Note maturing November 15, 2014 at 5:00 p.m. New York City time on February 9, 2005, the exchange price of the TriNet Notes, inclusive of the consent amount, and the new issue price of the iStar Notes would have been $1,212.84, and $1,031.95, respectively, and the exchange ratio would have been 1.175290. Excluding payment of the consent amount, the exchange price of the TriNet Notes would have been $1,192.84 and the exchange ratio would have been 1.155909.

ITEM 9.01             Financial Statements and Exhibits.

(c)	Exhibits

	Exhibit 99.1	Press release of iStar Financial Inc. dated February 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date: February 10, 2005	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

Date: February 10, 2005	By:	/s/ Catherine D. Rice
Catherine D. Rice
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of iStar Financial Inc. dated February 10, 2005.